AGREEMENT FOR PURCHASE AND SALE
OF REAL PROPERTY AND ESCROW INSTRUCTIONS
(Defeasance)

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (“Agreement”) between NNN Enclave Parkway, LLC, a Delaware limited liability company (“Enclave”) as to an undivided 7.000% interest, and the tenant in common entities listed on Exhibit G attached hereto and incorporated herein, as their interests may appear, each a Delaware limited liability company (collectively, “Seller”), and Parkway Properties Office Fund, L.P., a Delaware limited partnership (“Buyer”), is made and entered into as of the later of (i) the date this Agreement is executed by Seller, and (ii) the date this Agreement is executed by Buyer (the “Effective Date”), with reference to the following facts:

A.	Seller owns certain real property located in Houston, Texas, and more specifically described in Exhibit A attached hereto (the “Land”), commonly known as 1401 Enclave Parkway and such other assets, as the same are herein described.

B.	Subject to the terms and conditions in this Agreement, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Land and the associated assets.

NOW, THEREFORE, in consideration of the mutual covenants, premises and agreements herein contained, the parties hereto do hereby agree as follows:

1. Purchase and Sale. The purchase and sale includes, and at Closing (hereinafter defined) Seller shall sell, assign, grant and transfer to Buyer, all of Seller’s right and title, estate interest in and to all of the following (hereinafter sometimes collectively, the “Property”):

1.1 The Land, together with all structures, buildings, improvements, machinery, fixtures, and equipment affixed or attached to the Land and all easements and rights appurtenant thereto, including: (i) all easements, privileges and rights belonging or in any way appurtenant to the Land, (ii) any land lying in the bed of any street, road, alley or right-of-way, open or closed, adjacent to or abutting the Land, and (iii) any and all air rights, subsurface rights, development rights, and water rights permitting to the Land (all of the foregoing being collectively referred to herein as the “Land” or “Real Property”);

1.2 All leases (the “Leases”), including associated amendments, with all persons (“Tenants”) leasing the Real Property or any part thereof or hereafter entered into in accordance with the terms hereof prior to Closing, together with all security deposits, other deposits held in connection with the Leases, and all of Seller’s right, title and interest in and to all guarantees, letters of credit and other similar credit enhancements providing additional security for such Leases;

1.3 All tangible and intangible personal property owned by Seller located on or used in connection with the Real Property, including, specifically, without limitation, all sculptures, paintings and other artwork, all equipment, life safety and support systems (if any), furniture, tools and supplies, all plans and specifications and other architectural and engineering drawings, if any, with respect to the Land and the Improvements, and any other personal property and all related intangibles as are owned by Seller and currently located in, on or about or are used for the operation, maintenance, administration or repair of the Real Property, including Seller’s interest, if any, in the common name of the Real Property (the “Personal Property”);

1.4 All service contracts, agreements, warranties and guaranties relating to the operation of the Property as of the Effective Date, to the extent assignable, and any other service and operating agreements pertaining to the Property that are entered into by Seller after the date of this Agreement and prior to the Closing in accordance with the terms of this Agreement, in each case to the extent approved by Buyer in accordance with this Agreement (collectively, the “Contracts”); provided, however, any Contracts not so approved by Buyer on or before April 23, 2007, shall be terminated by Seller, at Seller’s expense, on or before the Closing; and

1.5 To the extent transferable, all building permits, certificates of occupancy and other certificates, permits, consents, authorizations, variances or waivers, dedications, subdivision maps, licenses and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality relating to the Property (the “Permits”).

2. Purchase Price. Subject to the charges, prorations and other adjustments set forth in this Agreement, the total Purchase Price of the Property shall be Forty-Six Million Five Hundred Thousand and 00/100 Dollars ($46,500,000.00) (“Purchase Price”) payable as follows:

2.1 Deposit/Further Payments/Down Payment. Concurrent with Opening of Escrow (as hereinafter defined), Buyer shall deposit into Escrow the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) and within one (1) business day following expiration of the Inspection Period, provided Buyer has not terminated this Agreement in accordance with its terms, an additional amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (together with any and all interest earned thereon, collectively, the “Deposit”), in the form of a wire transfer payable to LandAmerica Commercial Services, Attn: Gale Hunt, 1920 Main Street, 12th Floor, Irvine, California 92614 (“Escrow Holder” or “Title Company”). Escrow Holder shall place the Deposit into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer, and interest thereon shall be credited to Buyer’s account. The Deposit shall be credited toward the Purchase Price at Closing, or shall be retained by Seller as nonrefundable liquidated damages if Buyer fails to acquire the Property for any reason after expiration of the Inspection Period due to a default by Buyer and not due to Seller’s default under this Agreement.

2.2 Independent Consideration. Seller and Buyer acknowledge and agree that One Hundred and No/100 Dollars ($100.00) of the Escrow Deposit shall be paid to Seller if this Agreement is terminated for any reason (the “Independent Contract Consideration”). Moreover, Seller and Buyer acknowledge and agree that the Independent Contract Consideration has been bargained for and agreed to as additional consideration for Seller’s execution and delivery of this Agreement. At Closing (defined below) the Independent Contract Consideration shall be applied to the Purchase Price. In the event this Agreement is terminated for any reason, Seller shall be entitled to the Independent Contract Consideration.

2.3 On or before the day which is two (2) business days prior to the Closing Date, Buyer shall deposit into Escrow the balance of the Purchase Price (subject to adjustments and prorations as set forth herein) by wire transfer payable to Escrow Holder.

3. Title to Property. During the Inspection Period (hereafter defined) Buyer shall review and approve the Title Documents (hereinafter defined) and the Survey (hereinafter defined). If the Title Documents or Survey reflect or disclose any defect, exception or other matter affecting the Property (“Title Defects”) that is unacceptable to Buyer, then at least three (3) business days prior to the expiration of the Inspection Period, Buyer shall provide Seller with written notice of Buyer’s objections. Seller may, at its sole option, elect to cure or remove the objections made by Buyer. Should Seller elect to attempt to cure or remove the objection, it shall be a condition precedent to Buyer’s obligation to acquire the Property that Seller cures such title objection prior to the Closing. Unless Seller provides written notice to Buyer at least one (1) business day before the expiration of the Inspection Period that Seller intends to cure Buyer’s title objections, Seller shall be deemed to have elected not to cure or remove Buyer’s title objections, and Buyer shall be entitled, as Buyer’s sole and exclusive remedy, either to (i) terminate this Agreement and obtain a refund of the Deposit by providing written notice of termination to Seller before the end of the Inspection Period and returning the Due Diligence Items (hereinafter defined) or (ii) waive the objections and close this transaction as otherwise contemplated herein. The Property is currently encumbered by an existing security instrument that secures acquisition financing, which existing financing has been transferred into a “real estate mortgage investment conduit” (the “Existing Loan”). Seller intends to undertake a defeasance of the Existing Loan in order to release the Property from the lien held by the current holder thereof. Buyer shall reasonably cooperate with Seller in such efforts, provided, however, that Buyer shall not be required to assume any liability or incur any expense with respect to the Existing Loan, except as outlined in Section 7.7.4 herein. If Buyer shall fail to terminate this Agreement during the Inspection Period, all matters shown on the Survey and all matters described in the Title Commitment, except for monetary liens for indebtedness of Seller and any matters Seller has agreed to cure in writing or matters Escrow Holder agrees to insure over, shall be deemed “Permitted Exceptions.”

4. Due Diligence Items.

4.1 Seller has delivered to Buyer, to the extent the same are available, and Buyer hereby acknowledges receipt of the following items (together with the items described in Section 4.2, collectively, the “Due Diligence Items”):

4.1.1 Any existing survey of the Property, in Seller’s possession or control (the “Survey”);

4.1.2 A current title commitment (the “Title Commitment”) for the issuance of a standard coverage owner’s policy of title insurance, with standard provisions and exceptions (the “Title Policy”) to Buyer from the Escrow Holder, together with copies of all documents constituting exceptions to the title as reflected in the Title Commitment (collectively referred to hereinafter as the “Title Documents”);

4.1.3 A list of all Leases and contracts, including service contracts, warranties, management, maintenance, leasing commission or other agreements affecting the Property, if any, together with true and complete copies (in all material respects) of the same;

4.1.4 True and correct copies of the real estate and personal property tax statements covering the Property or any part thereof for each of the two (2) years prior to the current year and, if available, for the current year;

4.1.5 A schedule of all current or pending litigation with respect to the Property or any part, thereof, if any;

4.1.6 Operating statements for the most recent two full calendar years and monthly operating statements for the calendar year to date, including a current delinquency report;

4.1.7 An inventory of all personal property located on the Property, used in the maintenance of the Property or stored for future use at the Property and an inventory of all furniture and appliances used in the units, if any.

4.2 Seller shall make the following available for inspection by Buyer during ordinary business hours at Seller’s management office:

4.2.1 All site plans, leasing plans, as-built plans, drawings, environmental, mechanical, electrical, structural, soils and similar reports and/or audits and plans and specifications relative to the Property in the possession of Seller, if any.

4.2.2 The tenant files, books and records relating to the ownership and operation of the Property.

5. Inspections.

5.1 Buyer shall have a temporary non-exclusive license to enter and conduct non-invasive feasibility, environmental, and physical studies collectively of the Property that Buyer may deem necessary or advisable (the “Inspections”) at any time during the Inspection Period, on the terms set forth in this Section 5. Buyer shall not conduct invasive testing of any kind (including without limitation, “Phase II” environmental testing) without Seller’s consent. Buyer’s right to conduct the Inspections shall be subject to rights of Tenants and shall be subject to such conditions as may be reasonably imposed by Seller in order to avoid disruption at the Property.

5.2 Buyer must arrange all Inspections of the Property with Seller at least two (2) business days in advance of any Inspections. Buyer and its agents shall maintain equipment and other materials in an orderly manner while they are located on the Property and to maintain them in locations specified by Seller. Buyer agrees to remove all debris and trash resulting from the Inspections on a daily basis and to remove all equipment and other materials used by Buyer or its agents as soon as the activity for which such equipment and other materials are used is completed. Buyer and its agents shall take all appropriate measures for the safety of persons and property on the Property and shall comply with all applicable legal requirements. Buyer shall restore any damage to the Property resulting from the Inspections including but not limited to repair of surface openings resulting from tests. Buyer shall promptly provide to Seller a copy of all reports and test results prepared or furnished in connection with the Inspections.

5.3 In the event that the Inspections show any fact, matter or condition to exist with respect to the Property that is unacceptable to Buyer, in Buyer’s sole subjective discretion, then Buyer shall be entitled, as its sole and exclusive remedy, to (1) terminate this Agreement and obtain a refund of the Deposit, less Buyer’s share of Escrow Holder’s cancellation charges, if any, or (2) waive the objection, and close the transaction as otherwise contemplated herein. Buyer agrees to promptly discharge any liens that may be imposed against the Property as a result of the Inspections.

5.4 Buyer shall indemnify, save and hold Seller and Seller’s officers, agents, employees, directors, trustees, invitees, successors, and assigns (collectively “Indemnitees”) harmless against all losses, costs, expenses, liabilities, claims, litigation, demands, proceedings and damages (including but not limited to attorney’s fees) suffered or incurred by Seller or any such Indemnitees arising out of and limited to the Inspections, provided that Buyer shall not incur any liability due to its discovery, without exacerbation of the condition of any Hazardous Materials or other circumstances at the Property. Buyer waives any claims against Seller arising out of the Inspections or this Agreement other than claims that are solely caused by or solely arise from any gross negligence or willful misconduct of Seller. Buyer hereby assume all responsibility for claims against Seller by the contractors, subcontractors, employees, and agents of Buyer other than claims that are solely caused by or solely arise from Seller’s gross negligence or willful misconduct.

5.5 Buyer shall, during the term of this Agreement and at all times during which access is available to it, require its subcontractors and agents, to maintain insurance, in form and substance reasonably satisfactory to Seller, with insurance companies acceptable to Seller, the following insurance: Comprehensive General Liability or Commercial General Liability Insurance, with limits of not less than One Million Dollars ($1,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) on a general aggregate basis, for bodily injury, death and property damage, and Excess (umbrella) liability insurance with liability insurance with limits of not less than Five Million Dollars ($5,000,000) per occurrence. Each policy of insurance shall name Seller as an additional insured. Further, each policy of insurance shall state that such policy is primary and noncontributing with any insurance carried by Seller. Such policy shall contain a provision that the naming of the additional insured shall not negate any right the additional insured would have had as a claimant under the policy if not so named and shall contain severability of interest and cross-liability clauses. A certificate, together with any endorsements to the policy required to evidence the coverage which is to be obtained hereunder, shall be delivered to Seller prior to entry on the Property. The certificate shall expressly provide that no less than thirty (30) days prior written notice shall be given Seller in the event of any material alteration to or cancellation of the coverages evidenced by said certificate. A renewal certificate for each of the policies required in this Section shall be delivered to Seller not less than thirty (30) days prior to the expiration date of the term of such policy. Any policies required by the provisions of this Section may be made a part of a blanket policy of insurance with a “per property, per location endorsement” so long as such blanket policy contains all of the provisions required herein and does not reduce the coverage, impair the rights of the other party to this Agreement or negate the requirements of this Agreement.

5.6 During the course of its performance of the Inspections, Buyer will acquire knowledge concerning the Property or Seller, or knowledge of other matters of a sensitive business nature (collectively, “Privileged Information”). Except as described below, neither Buyer nor its agents shall disclose to any third party, publicize or suffer or permit any of their respective employees to so disclose or publicize any such Privileged Information, other than to consultants, lender, attorneys and agents as necessary for Buyer’s inspection and analysis of the Property. In the event that Buyer believes in good faith that it is required by any legal requirement to disclose any such Privileged Information, then Buyer shall immediately notify Seller of such belief and the reasons for such belief. If Seller within five (5) days after receipt of such notice, advises the party that sent the notice that Seller shall itself disclose the information, then Buyer shall not make such disclosure (unless either such party reasonably believes that it must disclose such information by law). If Buyer reasonably believes that such disclosure is required to be made in less than the five (5)-day period, then the notice to Seller shall so state and Seller’s time to respond will be reduced accordingly.

5.7 The obligations of Buyer described in this Section shall survive the Closing or any termination of this Agreement.

6. Approval.

6.1 Buyer shall have until May 11, 2007 (“Inspection Period”) to approve or disapprove the Inspections. If Buyer shall fail to notify Seller and Escrow Holder of its disapproval of the Inspections in writing within the Inspection Period, the condition of the Property shall be deemed approved. If Buyer shall disapprove the Inspections within the Inspection Period, this Agreement and the Escrow shall thereupon be terminated. Buyer shall not be entitled to purchase the Property, Seller shall not be obligated to sell the Property to Buyer and the parties shall be relieved of any further obligation to each other with respect to the Property, except as provided in Section 5.

6.2 Notwithstanding anything to the contrary contained herein, Buyer hereby agrees that, in the event this Agreement is terminated for any reason, then Buyer shall promptly and at its sole expense return to Seller all Due Diligence Items which have been delivered by Seller to Buyer in connection with the Inspections, along with copies of all reports, drawings, plans, studies, summaries, surveys, maps and other data prepared by third parties relating to the Property, subject to restrictions on Buyer’s ability to make any such materials available to Seller that are imposed in any agreement with a third party consultant preparing any such reports or materials (“Buyer’s Reports”); provided, however, that delivery of such copies and information by Buyer shall be without warranty or representation whatsoever, express or implied, including without limitations, any warranty or representation as to ownership, accuracy, adequacy or completeness thereof or otherwise. Buyer shall cooperate with Seller at no expense to Buyer in order to obtain a waiver of any such restrictions.

6.3 On or before the end of the Inspection Period, Buyer will designate in a written notice to Seller which Contracts Buyer will assume and which Contracts must be terminated by Seller at Closing, in accordance with Section 1.4 herein. Taking into account any credits or prorations to be made pursuant to this Agreement for payments coming due after Closing but accruing prior to Closing, Buyer will assume the obligations arising from and after the Closing Date under those Contracts which Buyer has designated will not be terminated. Seller shall terminate all Contracts that are not to be assumed, following Seller’s receipt of Buyer’s notice and effective as of Closing.

7. Escrow.

7.1 Opening. The purchase and sale of the Property shall be consummated through an escrow (“Escrow”) to be opened with Escrow Holder within two (2) business days after the Effective Date. Escrow shall be deemed to be opened as of the date fully executed copies (or counterparts) of this Agreement are delivered to Escrow Holder by Buyer and Seller (“Opening of Escrow”). This Agreement shall be considered as the Escrow instructions between the parties, with such further instructions as Escrow Holder shall require in order to clarify its duties and responsibilities. If Escrow Holder shall require further Escrow instructions, Escrow Holder may prepare such instructions on its usual form. Such further instructions shall be promptly signed by Buyer and Seller and returned to Escrow Holder within three (3) business days of receipt thereof. In the event of any conflict between the terms and conditions of this Agreement and such further instructions, the terms and conditions of this Agreement shall control.

7.2 Closing.

7.2.1 Escrow shall close (“Closing” or “Closing Date”) on May 24, 2007, or such earlier date as shall be mutually agreed to by the parties.

7.3	Buyer Required to Deliver. Buyer shall deliver to Escrow the following:

	7.3.1	Concurrently with the Opening of Escrow, the Deposit;

7.3.2 On or before the day which is two (2) business days prior to the Closing Date, the Purchase Price, subject to the closing adjustments, credits and prorations contemplated hereby;

7.3.3 On or before the day which is (2) business days prior to the Closing Date, such other documents as Title Company may reasonably require from Buyer in order to issue the Title Policy;

7.3.4 On or before the day which is two (2) business days prior to the Closing Date, an original counterpart executed by Buyer of an assignment and assumption agreement (the “Assignment and Assumption Agreement”) in substantially the form attached hereto as Exhibit B, whereby Seller assigns and conveys to Buyer all of Seller’s right, title and interest in and Buyer assumes all of Seller’s obligations under, the Leases and the Contracts and the Permits;

7.3.5 On or before the day which is two (2) business days prior to the Closing Date, a draft closing statement (the “Closing Statement”) setting forth the Purchase Price and all amounts charged against Buyer pursuant to Section 7.7 of this Agreement, the final of which shall be delivered on the Closing Date; and

7.3.6 Once Seller has delivered the items enumerated in Section 7.4.1 through 7.4.7, Buyer’s deliveries to Escrow pursuant to this Section 7.3 shall be irrevocable, subject only to any unsatisfied conditions of Closing set forth in Section 10.1.

7.4 Seller Required to Deliver. On or before Closing, Seller shall deliver to Escrow the following:

7.4.1 On or before the day which is two (2) business days prior to the Closing Date, a duly executed and acknowledged special warranty deed, conveying fee title to the Property in favor of Buyer (the “Deed”)

7.4.2 On or before the day which is two (2) business days prior to the Closing Date, an executed certificate of non-foreign status;

7.4.3 On or before the day which is two (2) business days prior to the Closing Date, a bill of sale of the Personal Property, if any, without warranty (the “Bill of Sale”), in favor of Buyer and duly executed by Seller, in substantially the form attached hereto as Exhibit C;

7.4.4 On or before the day which is two (2) business days prior to the Closing Date, an original counterpart executed by Seller of the Assignment and Assumption Agreement;

7.4.5 On or before the day which is two (2) business days prior to the Closing Date, a draft Closing Statement setting forth the Purchase Price and all amounts charged against Seller pursuant to Section 7.7 of this Agreement, the final of which shall be delivered on the Closing Date;

7.4.6 On or before the day which is two (2) business days prior to the Closing Date, such other documents as Title Company may reasonably require from Seller in order to issue the Title Policy (provided advance notice is given to enable Seller to provide such documents two (2) business days prior to Closing);

7.4.7 On or before the day which is two (2) business days prior to the Closing Date, a letter from Seller addressed to each Tenant informing such Tenant of the change in ownership and directing that future rent payments be made to Buyer;

7.4.8 All keys to all buildings and other improvements located on the Property, combinations to any safes thereon, and security devices therein in Seller’s possession;

7.4.9 All records and files relating to the management or operation of the Property, including, without limitation, all insurance policies, all security contracts, all Tenant files (including correspondence), property tax bills, and all calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by Tenants of the Property; and

7.5	Buyer’s Costs. Buyer shall pay the following:

	7.5.1	Fifty percent (50%) of Escrow Holder’s fees, costs and expenses;

7.5.2 The cost of recording any documents relating to Buyer’s financing and any and all costs related to Buyer’s financing;

7.5.3 Fifty percent (50%) of Title Company’s premium for the basic Title Policy, not including the cost of any endorsements, the cost of deleting the survey exception or the cost of the lender’s policy; and,

7.5.4 Title Company’s extended coverage premium for the Title Policy, together with any other title costs, including without limitation any endorsements, the cost of deleting the survey exception, and the cost of lender’s policy; and,

7.5.5 All other costs customarily borne by Buyers of real property in the county in which the Property is located.

7.6	Seller’s Costs. Seller shall pay the following:

	7.6.1	All transfer taxes;

	7.6.2	Fifty percent (50%) of Escrow Holder’s fees, costs and expenses;

7.6.3 Fifty percent (50%) of Title Company’s premium for the basic Title Policy, not including the cost of any endorsements, the cost of deleting the survey exception or the cost of the lender’s policy; and,

7.6.4 All other costs not itemized above which are customarily borne by sellers of real property in the county in which the Property is located.

7.7 Prorations.

7.7.1 Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Closing with Buyer being deemed the owner of the Property as of the Closing:

(a) Taxes and Assessments. All non-delinquent real property taxes, assessments and other governmental impositions of any kind or nature, including, without limitation, any special assessments or similar charges (collectively, “Taxes”), which relate to the tax year within which the Closing occurs based upon the actual number of days in the tax year. Seller shall be responsible for all taxes relating to prior years. With respect to any portion of the Taxes which are payable by any Tenant directly to the authorities, no proration or adjustment shall be made. The proration for Taxes shall be based upon the most recently issued tax bill for the Property, and shall be calculated based upon the maximum early payment discount available. The prorations for taxes and assessments which are made at Closing shall be final, and not subject to reproration after Closing. Upon the Closing, Buyer shall be responsible for real estate taxes and assessments on the Property payable from and after the Closing. In no event shall Seller be charged with or be responsible for any increase in the taxes or assessments on the Property resulting from the sale of the Property or from any improvements made or leases entered into after the Closing. With respect to all periods for which Seller has paid Taxes, Seller hereby reserves the right to institute or continue any proceeding or proceedings for the reduction of the assessed valuation of the Property, and, in its sole discretion, to settle the same. Seller shall have sole authority to control the progress of, and to make all decisions with respect to, such proceedings but shall provide Buyer with copies of all communications with the taxing authorities. All net tax refunds and credits attributable to any period prior to the Closing which Seller has paid or for which Seller has given a credit to Buyer shall belong to and be the property of Seller, provided, however, that any such refunds and credits that are the property of Tenants under Leases shall be promptly remitted by Seller directly to such Tenants or to Buyer for the credit of such Tenants. All net tax refunds and credits attributable to any period subsequent to the Closing shall belong to and be the property of Buyer. Buyer agrees to cooperate with Seller in connection with the prosecution of any such proceedings and to take all steps, whether before or after the Closing, as may be necessary to carry out the intention of this subsection, including the delivery to Seller, upon demand, of any relevant books and records, including receipted tax bills and cancelled checks used in payment of such taxes, the execution of any and all consent or other documents, and the undertaking of any acts necessary for the collection of such refund by Seller. Buyer agrees that, as a condition to the transfer of the Property by Buyer, Buyer will cause any transferee to assume the obligations set forth herein.

(b) Rents. Buyer will receive a credit at the Closing for all rents collected by Seller prior to the Closing and allocable to the period from and after the Closing based upon the actual number of days in the month. No credit shall be given Seller for accrued and unpaid rent or any other non-current sums due from Tenants until these sums are paid and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any Tenants or terminate any Tenant Leases. Buyer shall cooperate with Seller after the Closing to collect any rent under the Tenant Leases which has accrued as of the Closing; provided, however, Buyer shall not be obligated to sue any Tenants or exercise any legal remedies under the Tenant Leases or to incur any expense over and above its own regular collection expenses. All payments collected from Tenants after the Closing shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after Closing and finally to any rent due to Seller for the period prior to Closing; provided, however, notwithstanding the foregoing, if Seller collects any payments from Tenants after Closing through its own collection efforts, Seller may first apply such payments to rent due Seller for the period prior to Closing.

(c) CAM Expenses. To the extent that Tenants are reimbursing the landlord for common area maintenance and other operating expenses (collectively, “CAM Charges”), CAM Charges shall be prorated at Closing and again subsequent to Closing, as of the date of Closing on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Lease for the CAM Lease Year in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Lease. Five (5) days prior to Closing Seller shall submit to Buyer an itemization of its actual CAM Charges operating expenses through such date and the amount of CAM Charges received by Seller as of such date, together with an estimate of CAM Charges to be incurred to, but not including, the Closing. In the event that Seller has received CAM Charges payments in excess of its actual CAM Charges operating expenses, Buyer shall be entitled to receive a credit against the Purchase Price for the excess. In the event that Seller has received CAM Charges payments less than its actual CAM Charges operating expenses, to the extent that the Leases provide for a “true up” at the end of the CAM Lease Year, Seller shall be entitled to receive any deficit but only after Buyer has received any true up payment from the Tenant. Upon receipt by either party of any CAM Charge true up payment from a Tenant, the party receiving the same shall provide to the other party its allocable share of the “true up” payment within five (5) days of the receipt thereof.

(d) Operating Expenses. All operating expenses (including all charges under the service contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing and the number of days in the Current Billing Period from and after the Closing, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

(e) Security Deposits; Prepaid Rents. Prepaid rentals and other Tenant charges and security deposits (including any portion thereof which may be designated as prepaid rent) under Tenant Leases, if and to the extent that such deposits are in Seller’s actual possession or control and have not been otherwise applied by Seller to any obligations of any Tenants under the Tenant Leases, shall be credited against the Purchase Price, and upon the Closing, Buyer shall assume full responsibility for all security deposits to be refunded to the Tenants under the Tenant Leases in the amounts credited to Buyer at Closing (to the extent the same are required to be refunded by the terms of such Tenant Leases or applicable). In the event that any security deposits are in the form of letters of credit or other financial instruments (the “Non-Cash Security Deposits”), after the Closing, Seller will cooperate with Buyer to have Buyer named as beneficiary under the Non-Cash Security Deposits; provided that such cooperation shall be at no cost or expense to Seller. Buyer will not receive a credit against the Purchase Price for the Non-Cash Security deposits.

(f) Leasing Costs. Seller shall receive a credit at the Closing for all leasing costs, including Tenant improvement costs and allowances, and its pro-rata leasing commissions, previously paid by Seller in connection with any Lease or modification to any existing Tenant Lease which was entered into after the Effective Date and which is approved or deemed approved by Buyer pursuant to this Agreement, which approval included approval of the Tenant improvement costs. Seller’s pro-rata share shall be equal to a fraction which has as its numerator the number of months left in the base term of the Lease after the Closing and which has as its denominator the number of months in the base term of the Lease. Seller shall pay for all Tenant improvement allowances and leasing commissions with respect to the premises leased as of the Effective Date by the Tenants pursuant to the Tenant Leases in effect as of the Effective Date, to the extent that such improvement allowances and leasing commissions are unpaid as of the Closing. Buyer shall not receive a credit for any unexpired rent concessions under any of the Leases.

(g) Percentage Rent. Any percentage rents due or paid under any of the Leases (“Percentage Rent”) shall be prorated between Buyer and Seller outside of Closing as of the Closing on a Lease-by-Lease basis, as follows; (a) Seller shall be entitled to receive the portion of the Percentage Rent under each Lease for the Lease Year in which Closing occurs, which portion shall be the ratio of the number of days of said Lease Year in which Seller was Landlord under the Lease to the total number of days in the Lease Year, and (b) Buyer shall receive the balance of Percentage Rent paid under each Lease for the Lease Year. As used herein, the term “Lease Year” means the twelve (12) month period as to which annual Percentage Rent is owed under each Lease. Upon receipt by either Buyer or Seller of any gross sales reports (“Gross Sales Reports”) and any full or partial payment of Percentage Rent from any Tenant of the Property, the party receiving the same shall provide to the other party a copy of the Gross Sales Report and a check for the other party’s prorata share of the Percentage Rent within ten (10) days of the receipt thereof. In the event that the Tenant only remits a partial payment, then the amount to be remitted to the other party shall be its prorata share of the partial payment. Nothing contained herein shall be deemed or construed to require either Buyer to Seller to pay to the other party its prorata share of the Percentage Rent prior to receiving the Percentage Rent from the Tenant, and the acceptance or negotiation of any check for Percentage Rent by either party shall not be deemed a waiver of that party’s right to contest the accuracy or amount of the Percentage Rent paid by the Tenant.

7.7.2 Calculation; Reproration. Prior to Closing the parties shall jointly prepare an estimated closing statement which shall set forth the costs payable under Sections 7.5 and 7.6 and the prorations and credits provided for in Section 7.7.1 and elsewhere in this Agreement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to herein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within one hundred eighty (180) days after the Closing, at which time all prorations shall be binding and conclusive.

7.7.3 Items Not Prorated. Seller and Buyer agree that (a) on the Closing, the Property will not be subject to any financing arranged by Seller; (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall responsible for arranging for its own insurance as of the Closing; and (c) utilities, including telephone, electricity, water and gas, shall be read on the Closing and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in subsection (1)(d) above.

7.7.4 Defeasance Related Expenses. All costs incurred in the payoff or defeasance of Seller’s existing financing of the Property will be the sole cost and expense of Seller, and no fees or expenses related to Seller’s defeasance shall be charged to Buyer. At Closing, Buyer shall receive a credit to be calculated as follows: (a) the amount of interest which Buyer would incur during the two (2) business days before Closing (or longer if the Closing is delayed because of some action or failure to act of Seller) on a loan in the amount of the Purchase Price at an annual rate of six percent (6%), less (b) the amount of interest Buyer actually receives from the Escrow Holder’s investment of any Buyer funds held in Escrow. Buyer shall not be entitled to said credit, however, if Buyer does not (x) deposit the Purchase Price into Escrow on the day which is two (2) business days prior to Closing and (y) cooperate with Escrow Holder as reasonably required to enable Escrow Holder to invest the Purchase Price into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer during said two (2) business day period.

7.7.5 Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.

7.7.6 Survival. This Section 7.7 shall survive the Closing.

8. Representations, Warranties, and Covenants.

8.1 Representations of Seller. Seller hereby represents and warrants as of the Effective Date to Buyer as follows:

8.1.1 Enclave is a limited liability company duly formed and validly existing under the laws of the State of Delaware. Subject to receipt of the approval described in Section 10.2.2, Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

8.1.2 Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

8.1.3 To the best of Seller’s knowledge, except as disclosed in writing by Seller pursuant to Section 4.1.5, Seller has received no written notice of any pending or threatened private or governmental litigation or any order or judgment against Seller relating to the Property that might, if adversely determined, result in a material adverse change in the Property, their operation or the validity of this Agreement.

8.1.4 The list of Leases attached hereto and incorporated herein as Exhibit D, is a true, complete and correct list of Leases (including modifications and amendments thereto) affecting the Property.

8.1.5 The list of Contracts attached hereto and incorporated herein as Exhibit E, is a true, complete and correct list of Contracts (including modifications and amendments thereto) affecting the Property.

8.1.6 To Seller’s actual knowledge, the documents which have been delivered to

Buyer by or on behalf of Seller under this Agreement are those used by Seller in the ordinary course of its business, and are true and complete copies of such documents.

In making the foregoing representations and warranties, Seller has not made or undertaken to make any investigation as to factual matters or as to the accuracy or completeness of any representation, warranty, data or any other information related thereto and hereby disclaims liability for any unintentional misstatement. Whenever the term “to Seller’s knowledge” or similar language is used herein with respect to the existence or absence of facts, it signifies that Seller has not undertaken any independent investigation of facts, but instead has based its representation solely upon the current actual knowledge of Robert Munson, Asset Manager of the Property, after inquiry of the Property Manager, and Seller disclaims any obligation to conduct any independent investigation with respect to such matters.

8.2 Approval of Property; Limitations on Seller Representations and Warranties.

8.2.1 Except as may be specifically provided in Section 8.1 of this Agreement, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports, audits, the materials prepared by Seller, or any other materials, data or other information whatsoever supplied to Buyer in connection with Buyer’s inspection of the Property. It is the parties’ express understanding and agreement that such materials are provided only for Buyer’s convenience in making its own examination and determination prior to the expiration of the Inspection Period as to whether it wishes to purchase the Property, and, in doing so, Buyer shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Except as may be specifically provided elsewhere in this Agreement, Buyer expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information. Except with respect to all obligations in this Agreement (including without limitation Seller’s express representations and warranties) that are expressly stated to survive Closing, the indemnity provisions contained in the documents delivered in connection with the Closing of the transactions contemplated by this Agreement (collectively, the “Surviving Obligations”), Buyer hereby releases Seller and its agents, representatives, and employees from any and all claims, demands, and causes of action, past, present, and future that Buyer may have relating to (a) the condition of the Property at any time, before or after the Closing, including without limitation, the presence of any hazardous materials, or (b) any other matter pertaining to the Property. This release shall survive the Closing or the termination of this Agreement.

8.2.2 In the event of any breach by Seller of any of the preceding representations or warranties or any other breach by Seller of any other provision of this Agreement which is discovered prior to Closing, Buyer’s sole remedy shall be to elect in writing to terminate this Agreement or waive such breach and proceed with the Closing. In the event of any material breach by Seller of any of such representations or warranties or any other material breach by Seller of any other provision of this Agreement or any agreement delivered in connection herewith discovered after Closing, Seller shall be liable only for direct and actual damages suffered by Buyer on account of Seller’s breach, up to the applicable limits described hereunder, and shall in no event be liable for consequential or punitive damages. Any liability of Seller hereunder for breach of any such representations or warranties shall be limited to (a) claims in excess of an aggregate of Fifty Thousand Dollars ($50,000), and (b) a maximum aggregate cap of Five Hundred Thousand Dollars ($500,000). Notice of such claim must be delivered to Seller in writing within six (6) months of the Closing Date. In no event shall Seller be liable for any consequential or punitive damages on account of Seller’s breach of any representation or warranty contained in this Agreement. Additionally, notwithstanding the foregoing, if Buyer becomes aware prior to the Closing that any representation or warranty hereunder is untrue, or any covenant or condition to Closing has not been fulfilled or satisfied (if not otherwise waived by Buyer), and Buyer nonetheless proceeds to close on the purchase of the Property, then Buyer shall be deemed to have irrevocably and absolutely waived, relinquished and released all rights and claims against Seller for any damage or other loss arising out of or resulting from such untrue representation or warranty or such unfulfilled or unsatisfied covenant or condition. Seller’s representations and warranties set forth in Section 8.1 shall survive the Closing for a period of six (6) months.

8.2.3 Approval of Property. The consummation of the purchase and sale of the Property pursuant to this Agreement shall be deemed Buyer’s acknowledgement that it has had an adequate opportunity to make such legal, factual and other inspections, inquiries and investigations as it deems necessary, desirable or appropriate with respect to the Property. Such inspections, inquiries and investigations of Buyer shall be deemed to include, but shall not be limited to, any leases and contracts pertaining to the Property, the physical components of all portions of the Property, the physical condition of the Property, such state of facts as an accurate survey, environmental report and inspection would show, the present and future zoning ordinance, ordinances, resolutions. Buyer shall not be entitled to and shall not rely upon, Seller or Seller’s agents with regard to, and Seller will not make any representation or warranty with respect to: (i) the quality, nature, adequacy or physical condition of the Property including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, or the electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities, or appliances at the Property, if any; (ii) the quality, nature, adequacy or physical condition of soils or the existence of ground water at the Property; (iii) the existence, quality, nature, adequacy or physical condition of any utilities serving the Property; (iv) the development potential of the Property, its habitability, merchantability, or the fitness, suitability, or adequacy of the Property for any particular purpose; (v) the zoning or other legal status of the Property; (vi) the Property or its operations’ compliance with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions or restrictions of any governmental or quasi-governmental entity or of any other person or entity; (vii) the quality of any labor or materials relating in any way to the Property; or (viii) the condition of title to the Property or the nature, status and extent of any right-of-way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction, or any other matter affecting the Property except as expressly set forth in this Agreement and the Deed. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE DEED, SELLER HAS NOT, DOES NOT, AND WILL NOT MAKE ANY WARRANTIES OR REPRESENTATIONS (A) WITH RESPECT TO THE PROPERTY, AND SELLER SPECIFICALLY DISCLAIMS ANY OTHER IMPLIED WARRANTIES OR WARRANTIES ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR USE, OR (B) WITH REGARD TO COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION, OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS WASTE OR SUBSTANCE INCLUDING, WITHOUT LIMITATION, ASBESTOS, PCB AND RADON. BUYER ACKNOWLEDGES THAT BUYER IS A SOPHISTICATED BUYER FAMILIAR WITH THIS TYPE OF PROPERTY AND THAT, SUBJECT ONLY TO THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT AND THE DEED, BUYER WILL BE ACQUIRING THE PROPERTY “AS IS AND WHERE IS, WITH ALL FAULTS,” IN ITS PRESENT STATE AND CONDITION, SUBJECT ONLY TO NORMAL WEAR AND TEAR AND BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS AND CONDITIONS MAY NOT HAVE BEEN REVEALED BY BUYER’S INSPECTIONS AND INVESTIGATIONS. BUYER ALSO ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. THE TERMS AND CONDITIONS OF THIS SECTION SHALL SURVIVE THE CLOSING AND SHALL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS. SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO IN THIS AGREEMENT. EXCEPT WITH REGARD TO THE OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE REPRESENTATIONS AND WARRANTIES IN SECTION 8.1, BUYER HEREBY RELEASES SELLER AND ITS AGENTS, REPRESENTATIVES AND EMPLOYEES FROM ANY AND ALL LIABILITY RELATING TO THE CONDITION OF THE PROPERTY BEFORE OR AFTER THE CLOSING AND ANY OTHER MATTER RELATING TO THE PROPERTY, WHETHER KNOWN OR UNKNOWN AT THE TIME OF THE CLOSING.

8.3 Intentionally Omitted.

8.4 Intentionally Omitted.

8.5 Covenants of Seller. Seller hereby covenants as follows:

8.5.1 At all times from the date hereof through the date of Closing, Seller shall cause to be in force fire and extended coverage insurance upon the Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Property in at least such amounts as are maintained by Seller on the Effective Date;

8.5.2 From the Effective Date through the date of Closing, Seller will not enter into any new lease with respect to the Property, without Buyer’s prior written consent, which shall not be unreasonably withheld. Exercise of an existing renewal option shall not be considered a new lease. Any brokerage commission payable with respect to a new lease shall be paid by Buyer. Further, Seller will not modify any existing Lease covering space in the Property without first obtaining the written consent of Buyer which shall not be unreasonably withheld. Buyer shall have five (5) business days in which to approve or disapprove of any new lease or lease modification for which it has a right to consent. Failure to respond in writing within said time period shall be deemed to be consent;

8.5.3 From the Effective Date through the date of Closing, Seller shall not sell, assign, or convey any right, title or interest whatsoever in or to the Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Property (other than the Permitted Exceptions) without promptly discharging the same prior to Closing;

8.5.4 Seller shall not, without Buyer’s written approval, (a) amend or waive any right under any Service Contract, or (b) enter into any agreement of any type affecting the Property that is not terminable on 30 days notice without any additional fee;

8.5.5 Buyer shall have, in addition to any inspection or audit rights contained elsewhere in this Agreement, the right to conduct a full audit of the books and records of Seller relating to the operations and financial results of the Property, in such form and at such time, including up to 270 days after Closing, as Buyer may reasonably determine is necessary to comply with applicable securities laws requirements, including, without limitation, Regulation § 210.3-14 promulgated under the Securities Exchange Act of 1934, as amended. All costs incurred as a result of Buyer undertaking such audit shall be borne exclusively by Buyer; provided, however, Seller shall make available such books, records and materials as may be reasonably requested by Buyer or its accountants in order to conduct such audit. All such audit activities shall be conducted at Seller’s or its agent’s place of business in a commercially reasonable fashion during normal business hours and upon five (5) days prior notice from Buyer to Seller. If requested, Seller shall provide copies of available information to Buyer, at the cost and expense of Buyer.

9. Representations, Warranties and Covenants of Buyer. Buyer hereby represents and warrants to Seller as follows:

9.1 Buyer is a limited partnership duly organized and validly existing under the laws of the State of Delaware. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

9.2 The execution, delivery and performance by Buyer of this Agreement, and all other agreements, instruments and documents referred to or contemplated herein or therein do not require the consent, waiver, approval, license or authorization of any person or public authority which has not been obtained and do not and will not contravene or violate (with or without the giving of notice or the passage of time or both), the organizational documents of Buyer or any judgment, injunction, order, law, rule or regulation applicable to Buyer. Buyer is not a party to, or subject to or bound by, any judgment, injunction or decree of any court or governmental authority or any lease, agreement, instrument or document which may restrict or interfere with the performance by Buyer of this Agreement, or such other leases, agreements, instruments and documents.

9.3 Buyer hereby covenants that Buyer shall cooperate with Seller’s defeasance of the Property.

10. Conditions Precedent to Closing.

10.1 The obligations of Buyer pursuant to this Agreement shall, at the option of Buyer, be subject to the following conditions precedent:

10.1.1 All of the representations, warranties and agreements of Seller set forth in this Agreement shall be true and correct in all material respects as of the Effective Date, and Seller shall not have on or prior to Closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Seller’s part as required by the terms of this Agreement.

10.1.2 There shall be no material adverse change in the matters reflected in the Title Commitment, and there shall not exist any material adverse encumbrance or title defect affecting the Property except for the Permitted Exceptions or matters to be satisfied at Closing.

10.1.3 Seller shall have obtained and delivered to Buyer estoppel certificates in substantially the same form as Exhibit F attached hereto and incorporated herein, from Tenants representing eighty-five percent (85%) of the square feet which are leased and occupied by Tenants as of the Effective Date. Prior to delivery to Tenants, Seller shall provide copies of all completed estoppel certificates to Buyer for review at least four (4) days prior to delivery to any Tenant for review and execution. Buyer’s failure to review or respond to Seller regarding the completed estoppel certificates during such four (4)-day time period shall be deemed approval of the completed estoppel certificates, and Seller shall be authorized to deliver such estoppel certificates to Tenants for execution; however, Buyer’s failure to review or comment on the completed estoppel certificates within such review period shall not be deemed an approval of the specific Tenant information reflected thereon or a waiver of any representations of Seller hereunder. Estoppel certificates shall be deemed to satisfy this condition precedent unless they disclose material adverse matters. If Buyer disapproves of an estoppel certificate because of a material, adverse matter disclosed therein which is inconsistent with the Leases, and Seller is unable to obtain a reasonably acceptable estoppel certificate prior to the Closing, this Agreement shall terminate, Buyer shall be entitled to a refund of the Deposit, and neither party shall have any further obligation to the other except Buyer’s indemnification obligations under Section 5. Notwithstanding the foregoing, if a Tenant’s Lease provides for a different standard for an estoppel certificate, compliance therewith by Seller shall be deemed to compliance herewith.

10.1.4 Escrow Holder shall be unconditionally prepared to issue the Title Policy in accordance with the terms of this Agreement and the Title Commitment.

10.2 The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the following conditions precedent:

10.2.1 All of the representations, warranties and agreements of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Effective Date, and Buyer shall not have on or prior to Closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Buyer’s part as required by the terms of this Agreement.

10.2.2 Seller shall have received approval of the sale from all entities and/or individuals comprising Seller no later than fifteen (15) business days after the Effective Date. In the event Seller does not receive approval from all necessary entities, Seller shall reimburse Buyer for its direct, actual out-of-pocket costs and expenses relating to this transaction, not to exceed Fifty Thousand Dollars ($50,000). Buyer’s reimbursement request shall include detailed, paid invoices evidencing payment of such out-of-pocket costs actually incurred by Buyer.

10.3 If any such condition is not fully satisfied by Closing, the party in whose favor the condition runs shall notify the other party and may terminate this Agreement by written notice whereupon this Agreement may be canceled, the Due Diligence Items shall be returned, and the Deposit shall be paid to Buyer and, thereafter, neither Seller nor Buyer shall have any continuing obligations hereunder; provided, however, if Buyer notifies Seller of a failure to satisfy the conditions precedent set forth in this Section, Seller may, within five (5) days after receipt of Buyer’s notice (the “Notice Period”) agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction provided Seller so satisfies such condition within an additional five (5) day period (the “Extended Closing Date”). If Seller fails to agree to cure such condition during the Notice Period or fails to cure such condition by the Extended Closing Date, this Agreement shall be canceled, the Deposit shall be returned to Buyer, the Due Diligence Items shall be returned to Seller and neither party shall have any further liability hereunder, except as expressly set forth in this Agreement.

11. Damage or Destruction Prior to Closing. In the event that the Property should be damaged by any casualty prior to the Closing, then if the cost of repairing such damage, as reasonably estimated by Seller, is:

11.1 Less than Five Hundred Thousand Dollars ($500,000), the Closing shall proceed as scheduled and any insurance proceeds shall be distributed to Buyer to the extent not expended by Seller for restoration;

or if said cost is:

11.2 Greater than Five Hundred Thousand Dollars ($500,000), then either Seller or Buyer may elect to terminate this Agreement, in which case the Due Diligence Items shall be returned and the Deposit shall be returned to Buyer and neither party shall have any further obligation to the other except for Buyer’s indemnification obligations under Section 5.

12. Eminent Domain.

12.1 If, before the Closing, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Property which, as reasonably determined by Buyer, would render the Property unacceptable to Buyer or unsuitable for Buyer’s intended use, Buyer shall have the right, by giving notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further obligation to the other except for Buyer’s indemnification under Section 5. If, before the Closing, proceedings are commenced for the taking by exercise of the power of eminent domain of less than such a material part of the Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, at the Closing, the condemnation award (or, if not therefore received, the right to receive such portion of the award) payable on account of the taking shall be transferred in the same manner as title to the Property is conveyed. Seller shall give notice to Buyer within three (3) business days after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property.

13. Notices. All notices, demands, or other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section. All notices shall be in writing and delivered to the person to whom the notice is directed, either in person, by telecopy or by reputable overnight delivery service. Notices by telecopy must be followed by overnight delivery. Notices shall be given to the following addresses:

Seller:	Theresa Hutton

Triple Net Properties, LLC
1551 N. Tustin Avenue, Suite 200
Santa Ana, CA 92705
(714) 667-8252
(714) 667-6860 fax
With Required Copy to:	David Mellor

Triple Net Properties, LLC
1551 N Tustin Avenue, Suite 300
Santa Ana, CA 92705
(877) 888-7348
(714) 667-6860 fax
With Required Copy to:	Robert Munson

Triple Net Properties, LLC
1551 N Tustin Avenue, Suite 300
Santa Ana, CA 92705
(877) 888-7348
(714) 667-6860 fax
With Required Copy to:	Joseph J. McQuade, Esq.

Hirschler Fleischer
The Edgeworth Building
2100 East Cary Street
Richmond, VA 23223-7078
(804) 771-9502
(804) 644-0957 fax
With Required Copy to:	Carrie H. O’Malley, Esq.

Hirschler Fleischer
725 Jackson Street, Suite 200
Fredericksburg, VA 22401-5720
(540) 372-9425
(540) 372-9419 fax
Buyer:	Parkway Properties Office Fund, L.P.

Attention: James M. Ingram
188 East Capitol Street
Suite 1000, One Jackson Place
Jackson, Mississippi 39201
(601) 948-4091
(601) 949-4077 fax
With Required Copy to:	Forman Perry Watkins Krutz & Tardy LLP

Attention: Steven M. Hendrix
200 South Lamar Street
Suite 100, City Centre Building
Jackson, Mississippi 39201-4099
(601) 960-8603
(601) 960-8609 fax
And to:	Transwestern

Attention: Alan Grilliette
8200 IH-10 West
Suite 800
San Antonio, Texas 78230
(210) 253-2943
(210) 377-2797

14. Remedies.

14.1 Defaults by Seller. If there is any default by Seller under this Agreement, following notice to Seller and seven (7) days, during which period Seller may cure the default, Buyer may, as it sole options elect to either (a) declare this Agreement terminated in which case the Deposit shall be returned to Buyer; or (b) treat this Agreement as being in full force and effect and bring an action against Seller for specific performance.

14.2 Defaults by Buyer. If there is any default by Buyer under this Agreement, following notice to Buyer and seven (7) days, during which period Buyer may cure the default, then Seller may, as its sole remedy, declare this Agreement terminated, in which case the Deposit shall be paid to Seller as liquidated damages and each party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination. Notwithstanding the foregoing, Buyer’s right to cure shall not be applicable to a failure to close and the Closing shall in no event be extended pursuant to this Section. In the event this Agreement is terminated due to the default of Buyer hereunder, Buyer shall deliver to Seller, at no cost to Seller, the Due Diligence Items and all of Buyer’s Reports.

14.3 ARBITRATION OF DISPUTES. ANY CLAIM, CONTROVERSY OR DISPUTE, WHETHER SOUNDING IN CONTRACT, STATUTE, TORT, FRAUD, MISREPRESENTATION OR OTHER LEGAL THEORY, RELATED DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, WHENEVER BROUGHT AND WHETHER BETWEEN THE PARTIES TO THIS AGREEMENT OR BETWEEN ONE OF THE PARTIES TO THIS AGREEMENT AND THE EMPLOYEES, AGENTS OR AFFILIATED BUSINESSES OF THE OTHER PARTY, SHALL BE RESOLVED BY ARBITRATION AS PRESCRIBED IN THIS SECTION. THE FEDERAL ARBITRATION ACT, 9 U.S.C. §§ 1-15, NOT STATE LAW, SHALL GOVERN THE ARBITRABILITY OF ALL CLAIMS, AND THE DECISION OF THE ARBITRATOR AS TO ARBITRABILITY SHALL BE FINAL.

A SINGLE ARBITRATOR WHO IS A RETIRED FEDERAL OR CALIFORNIA JUDGE SHALL CONDUCT THE ARBITRATION UNDER THE THEN CURRENT RULES OF THE AMERICAN ARBITRATION ASSOCIATION (THE “AAA”). THE ARBITRATOR SHALL BE SELECTED BY MUTUAL AGREEMENT ON THE ARBITRATOR WITHIN THIRTY (30) DAYS OF WRITTEN NOTICE BY ONE PARTY TO THE OTHER INVOKING THIS ARBITRATION PROVISION, IN ACCORDANCE WITH AAA PROCEDURES FROM A LIST OF QUALIFIED PEOPLE MAINTAINED BY THE AAA. THE ARBITRATION SHALL BE CONDUCTED IN SANTA ANA, CALIFORNIA AND ALL EXPEDITED PROCEDURES PRESCRIBED BY THE AAA RULES SHALL APPLY.

THERE SHALL BE NO DISCOVERY OTHER THAN THE EXCHANGE OF INFORMATION WHICH IS PROVIDED TO THE ARBITRATOR BY THE PARTIES. THE ARBITRATOR SHALL HAVE AUTHORITY ONLY TO GRANT SPECIFIC PERFORMANCE AND TO ORDER OTHER EQUITABLE RELIEF AND TO AWARD COMPENSATORY DAMAGES, BUT SHALL NOT HAVE THE AUTHORITY TO AWARD PUNITIVE DAMAGES OR OTHER NONCOMPENSATORY DAMAGES OR ANY OTHER FORM OF RELIEF. THE ARBITRATOR SHALL AWARD TO THE PREVAILING PARTY ITS REASONABLE ATTORNEYS’ FEES AND COSTS AND OTHER EXPENSES INCURRED IN THE ARBITRATION, EXCEPT THE PARTIES SHALL SHARE EQUALLY THE FEES AND EXPENSES OF THE ARBITRATOR. THE ARBITRATOR’S DECISION AND AWARD SHALL BE FINAL AND BINDING, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

15. Assignment. Buyer may assign its rights under this Agreement to an entity in which Buyer has a legally controlling interest, provided, however, that Buyer shall have no such right unless a written assignment is delivered to Seller no later than seven (7) business days before Closing; and further provided that no such assignment shall relieve Buyer of its obligations hereunder.

16. Interpretation and Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the state in which the Property is located (the “State”). Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

17. Amendment. This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

18. Attorney’s Fees. In the event it becomes necessary for either party to file a suit or arbitration to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and costs of court incurred in such suit or arbitration.

19. Entire Agreement; Survival. This Agreement (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the parties hereto nor affect or be effective to interpret, change, or restrict the provisions of this Agreement. All of the obligations of the parties hereunder and all other provisions of this Agreement shall be deemed to have merged into the Deed and shall be extinguished at Closing or the earlier termination of this Agreement, except as expressly provided herein.

20. Multiple Originals Only; Counterparts. Numerous agreements may be executed by the parties hereto. Each such executed copy shall have the full force and effect of an original executed instrument. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire agreement of the parties.

21. Acceptance. Time is of the essence of this Agreement. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under Federal law, the laws of the State or the laws of the State of California, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under Federal law, the laws of the State or the State of California. Each day, as measured under this Agreement, shall end as of 5:00 p.m. in the time zone where the Property is located.

22. Real Estate Commission. Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contracted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction, and that neither party has taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby, except that Seller has contracted with Transwestern, as its broker and will pay any commission due to said broker under a separate agreement, if, but only if, Closing occurs pursuant to this Agreement. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this Section.

23. Exchange. Each entity comprising Seller reserves the right to structure the sale of the Property as a like kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. In such event Seller shall have the right to assign its interest in this Agreement to a qualified exchange intermediary of its choosing to effect such exchange. Buyer shall sign a customary assignment and/or notice of assignment, however, such assignment shall at no cost or expense to Buyer and shall not otherwise effect the term of this Agreement.

24. Patriot Act. Each party hereby represents, warrants and certifies that: (i) neither it nor its officers, directors, or controlling owners is acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order, the United States Department of Justice, or the United States Treasury Department as a terrorist, “Specifically Designated National or Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control (“SDN”); (ii) neither it nor its officers, directors, or controlling owners is engaged in this Transaction, directly or indirectly on behalf of, or instigating or facilitating this Transaction, directly or indirectly on behalf of, any such person, group, entity or nation; and (iii) neither it nor its officers, directors or controlling owners is in violation of Presidential Executive Order 13224, the USA PATRIOT Act (Public Law 107-56), the Bank Secrecy Act, the Money Laundering Control Act or any regulations promulgated pursuant thereto. Each party hereby agrees to defend, indemnify and hold harmless the other party from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing representations, warranties and certifications by the indemnifying party. The provisions of this Section shall survive the termination of this Agreement or Closing and shall not merge into any deed delivered and accepted upon Closing.

25. Confidentiality. Buyer agrees that, prior to the Closing, all Property information received by Buyer shall be kept confidential as provided in this Section. Without the prior written consent of Seller, prior to the Closing, the Property information shall not be disclosed by Buyer or its representatives, in any manner whatsoever, in whole or in part, except (1) to Buyer’s representatives who need to know the Property information for the purpose of evaluating the Property and who are informed by Buyer of the confidential nature of the Property information; (2) as may be necessary for Buyer or Buyer’s representatives to comply with applicable laws, including, without limitation, governmental, regulatory, disclosure, tax, securities and reporting requirements; to comply with other requirements and requests of regulatory and supervisory authorities and self-regulatory organizations having jurisdiction over Buyer or Buyer’s representatives; to comply with regulatory or judicial processes; or to satisfy reporting procedures and inquiries of credit rating agencies in accordance with customary practices of Buyer or its affiliates; and (3) to prospective tenants of the Property.

26. Exhibits. The following exhibits are attached hereto and incorporated herein by reference as if fully set forth herein:

Exhibit A – Legal Description

Exhibit B – Assignment and Assumption Agreement

Exhibit C – Bill of Sale

Exhibit D – List of Leases

Exhibit E – List of Contracts

Exhibit F – Form of Estoppel Certificate

Exhibit G – List of Sellers

{THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK. SIGNATURES APPEAR ON THE FOLLOWING
PAGE.}

SELLER’S SIGNATURE PAGE FOR
Agreement For Purchase And Sale
of Real Property And Escrow Instructions
(1401 Enclave Parkway, Houston, Texas)

EXECUTED as of April 24, 2007.

SELLER:

NNN ENCLAVE PARKWAY, LLC,
a Delaware limited liability company

By: Its:	Triple Net Properties, LLC, a Virginia limited liability company Manager

By: /s/ Richard Hutton
Name: Richard Hutton
Title: Executive Vice President

SELLER’S SIGNATURE PAGE CONTINUED FOR
Agreement For Purchase And Sale
of Real Property And Escrow Instructions
(1401 Enclave Parkway, Houston, Texas)

EXECUTED as of April 24, 2007.

NNN ENCLAVE PARKWAY 1, LLC,
NNN ENCLAVE PARKWAY 2, LLC,
NNN ENCLAVE PARKWAY 3, LLC,
NNN ENCLAVE PARKWAY 4, LLC,
NNN ENCLAVE PARKWAY 5, LLC,
NNN ENCLAVE PARKWAY 6, LLC,
NNN ENCLAVE PARKWAY 7, LLC,
NNN ENCLAVE PARKWAY 8, LLC,
NNN ENCLAVE PARKWAY 9, LLC,
NNN ENCLAVE PARKWAY 10, LLC,
NNN ENCLAVE PARKWAY 11, LLC,
NNN ENCLAVE PARKWAY 12, LLC,
NNN ENCLAVE PARKWAY 13, LLC,
NNN ENCLAVE PARKWAY 14, LLC,
NNN ENCLAVE PARKWAY 15, LLC,
NNN ENCLAVE PARKWAY 16, LLC,
NNN ENCLAVE PARKWAY 17, LLC,
NNN ENCLAVE PARKWAY 18, LLC,
NNN ENCLAVE PARKWAY 19, LLC,
NNN ENCLAVE PARKWAY 20, LLC,
NNN ENCLAVE PARKWAY 21, LLC,
NNN ENCLAVE PARKWAY 22, LLC,
each, a Delaware limited liability company

Each by: Its:	Triple Net Properties, LLC, a Virginia limited liability company Vice President

By: /s/ Richard Hutton
Name: Richard Hutton
Title: Executive Vice President

BUYER’S SIGNATURE PAGE FOR
Agreement For Purchase And Sale
of Real Property And Escrow Instructions
(1401 Enclave Parkway, Houston, Texas)

EXECUTED as of April 25, 2007.

BUYER:

PARKWAY PROPERTIES OFFICE FUND, L.P.,
a Delaware limited partnership

By: Its:	PKY Fund, LLC, a Delaware limited liability company Sole general partner

By: /s/ James M. Ingram

Name: James M. Ingram

Title: EX VP & CIO

By: /s/ Thomas C. Maloney

Name: Thomas C. Maloney

Title: EVP & COO